__________________________________________________________

REORGANIZATION AGREEMENT

AND

PLAN OF MERGER

 __________________________________________________________

 BY AND AMONG

HOME SOLUTIONS OF AMERICA, INC.,

CORNERSTONE ACQUISITION CORP.,

CORNERSTONE BUILDING AND REMODELING, INC.

 AND

THE SOLE SHAREHOLDER OF
CORNERSTONE BUILDING AND REMODELING, INC.

__________________________________________________________

EFFECTIVE DATE: JANUARY 3, 2005
CLOSING DATE: _____ __, 2005

__________________________________________________________

REORGANIZATION AGREEMENT AND PLAN OF MERGER

This Reorganization Agreement and Plan of Merger (this "Agreement") is entered into as of February 28, 2005 (the "Execution Date"), to be effective as of January 3, 2005 (the "Effective Date"), by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), Cornerstone Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of HSOA ("NEWCO"), Cornerstone Building and Remodeling, Inc., a Florida corporation ("CORNERSTONE"), and Anthony Leeber, Jr., an individual residing in the State of Florida ("SHAREHOLDER").  HSOA, NEWCO, CORNERSTONE, and SHAREHOLDER are referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

            WHEREAS, CORNERSTONE is currently engaged in the business of providing cabinet and countertop building and remodeling services to residential customers; and

            WHEREAS, CORNERSTONE desires to become a wholly-owned subsidiary of HSOA, through a merger with NEWCO in which NEWCO will be the surviving corporation, and HSOA desires to so acquire CORNERSTONE as a wholly-owned subsidiary, in exchange for cash, a promissory note, and shares of common stock of HSOA to be paid to SHAREHOLDER, with the parties intending for such forward triangular merger to qualify for tax-free treatment (except for any non-stock consideration received by SHAREHOLDER) under Sections 351 and 368(a)(2)(D) of the Code (as defined in Article VII), and for this Agreement to constitute a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings and covenants herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1       The Merger.  Upon and subject to the terms and conditions of this Agreement, NEWCO shall merge (the "Merger") with and into CORNERSTONE on the Merger Date (as defined below).  From and after the Merger Date, the separate corporate existence of CORNERSTONE shall cease and NEWCO shall continue as the surviving corporation in the Merger.  The "Merger Date" shall be the date on which the Secretary of State of the State of Florida has issued a certificate of merger with regard to the Merger in accordance with the relevant provisions of the Florida Business Corporation Act (the "FBCA"), which is anticipated to be on the same or immediately following business day as the Closing Date.  The Merger shall have the effects of a merger as set forth in the FBCA; such effects to include the following, as of the Merger Date:

(a)                The Articles of Incorporation and Bylaws of NEWCO (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Merger Date of the Merger or thereafter) in effect as of the Merger Date of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended as therein or by law provided.

(b)               The established offices and facilities of CORNERSTONE immediately prior to the Merger shall become the established offices and facilities of the Surviving Corporation.

(c)                All rights and interests of CORNERSTONE and NEWCO, respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer.  The Surviving Corporation, as of the Merger Date of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by CORNERSTONE and NEWCO, respectively, immediately prior to the Merger Date of the Merger.

(d)               The Surviving Corporation shall be liable for all liabilities of CORNERSTONE and NEWCO, and all debts, liabilities, obligations and contracts of CORNERSTONE and of NEWCO, respectively, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of CORNERSTONE or NEWCO, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either CORNERSTONE or NEWCO shall be preserved unimpaired.

(e)                The officers and directors of CORNERSTONE shall resign as officers and directors of CORNERSTONE as of the Merger Date, and the new Board of Directors elected by HSOA, as the sole shareholder of NEWCO, shall appoint successor officers.

(f)                 Unless contrary to any applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of CORNERSTONE and NEWCO, their respective shareholders, Boards of Directors, committees elected or appointed by their Boards of Directors, officers and agents, which were valid and effective immediately before the Merger Date of the Merger, shall be taken for all purposes at and after the Merger Date of the Merger as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to CORNERSTONE and NEWCO immediately before the Merger Date of the Merger.

1.2        Conversion of Shares; Merger Consideration.  At the Merger Date, by virtue of the Merger and without any action on the part of any Party or the holder thereof:

                        (a)        The 100 shares of common stock, $1.00 par value per share, of CORNERSTONE ("CORNERSTONE Shares") issued and outstanding immediately prior to the Merger Date, which are 100% owned by SHAREHOLDER, shall be converted into and represent the right to receive (subject to the provisions of Section 1.3) all of the following (collectively, the "Merger Consideration"):

                                    (i)         cash (via certified check or wire transfer of immediately available funds) of $4,000,000 (the "Cash Consideration");

2

(ii)        a  promissory note issued by NEWCO in the original principal amount of $2,000,000, convertible into HSOA Common Stock (defined below) at $1.65 per share, unsecured, bearing interest at 7.0% per annum, with interest paid quarterly and principal paid in a single installment on March 31, 2010, in the form attached hereto as Exhibit A (the "Note"), guaranteed by HSOA pursuant to a guaranty in the form attached hereto as Exhibit B (the "Guaranty"); and

                                    (ii)        2,470,588 shares  (the "HSOA Shares") of common stock, $.001 par value per share, of HSOA ("HSOA Common Stock"), which is  equal to $4,200,000 divided by $1.70 (the "HSOA Share Price").  SHAREHOLDER shall receive piggy-back registration rights for the HSOA Shares (any any shares of HSOA Common Stock received by SHAREHOLDER under Section 1.4), whereby the HSOA Shares would be registered in the next registration statement filed by HSOA, or, if the HSOA Shares are not registered prior to December 31, 2005, SHAREHOLDER have a one-time right to demand registration of the HSOA Shares,  pursuant to a Registration Rights Agreement (so called herein) in the form attached hereto as Exhibit C.

                        (b)        SHAREHOLDER shall be entitled to receive all of the consideration set forth in Section 1.2(a) at Closing except $500,000 of the Cash Consideration (the "Escrowed Cash"), which shall be delivered to the Escrow Agent and held in escrow subject to the Escrow Agreement (defined below).

1.3        Escrow. On the Closing Date, HSOA, the Escrow Agent (as defined in the Escrow Agreement) and SHAREHOLDER shall enter into an Escrow Agreement in the form attached hereto as Exhibit D (the "Escrow Agreement").  On the Closing Date, (i) HSOA shall deliver to the Escrow Agent the Escrowed Cash, for the purpose of securing the indemnification obligations of SHAREHOLDER set forth in this Agreement and/or a portion of any purchase price adjustment required by Section 1.5 below.  The Escrowed Cash shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrowed Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.4        Earn-Out Shares.  For each of the three consecutive calendar years commencing with 2005, in the event that CORNERSTONE produces EBITDA (calculated in accordance with generally accepted accounting principles as verified by HSOA's auditors) during such calendar year in excess of $2,400,000, HSOA shall issue SHAREHOLDER additional shares of HSOA Common Stock, with the number of shares calculated as follows:  EBITDA in excess of $2,400,000 multiplied by 30% (the "Excess EBITDA Amount") divided by the greater of (a) $1.65, or (b) 110% of the average closing trading price of the HSOA Common Stock over the 20 trading days immediately preceding the end of the applicable calendar year, rounded down to the nearest full share; provided, however, (i) for so long as HSOA fails to provide NEWCO with the working capital described in Section 6.4 below, and (ii) NEWCO produces at least $24 million of revenues and $3 million of EBITDA in any of the calendar years 2005, 2006, or 2007, "50%" shall be substituted for "30%" in the calculation set forth above, for such calendar year.  In lieu of issuing shares of HSOA Common Stock as set forth in this Section 1.4, for each of the applicable calendar years HSOA shall have the option of making a cash payment to SHAREHOLDER equal to the Excess EBITDA Amount.  The shares of HSOA Common Stock or cash payment payable pursuant to this Section 1.4 shall be deliverable to SHAREHOLDER within 10 business days following the verification of all calculations by HSOA's auditors.  In the event of SHAREHOLDER's death, payments under this Section 1.4, if any, shall be made to SHAREHOLDER's estate.

3

1.5         Adjustments to Merger Consideration.

            (a)        In the event that CORNERSTONE's (i) working capital (current assets less current liabilities) as of the Closing Date is less than $2,075,177, or (ii) long-term debt is greater than $2,308,262, then, notwithstanding any other provision in this Agreement, the Merger Consideration shall be reduced on a dollar-by-dollar basis by the shortfall under (i) and/or the excess under (ii), in the order of priority set forth in Section 1.5(c) below.

(b)        In the event that, as calculated either before or within 120 days following the Closing, CORNERSTONE has less than $2,400,000 of Adjusted EBITDA (defined below) for calendar year 2004, then, notwithstanding any other provision of this Agreement, the Merger Consideration shall be reduced by an amount equal to such shortfall multiplied by five, in the order of priority set forth in Section 1.5(c) below.  "Adjusted EBITDA" shall mean the sum of (i) CORNERSTONE's EBITDA for calendar year 2004 as determined by HSOA's auditors, plus (ii) certain non-recurring expenses of CORNERSTONE, as documented by CORNERSTONE and approved by HSOA in its sole but reasonable discretion.

(c)        If an adjustment in Merger Consideration is required by Section 1.5(a) or (b) above, the Merger Consideration shall be reduced by the aggregate dollar amount that such adjustment exceeds $50,000 (as a one-time threshold that must be exceeded under Section 1.5) (the "Price Adjustment Amount") in the following order of priority:  (a) first, cash up to the amount of the Cash Consideration; (b) second, the HSOA Shares, valued at the HSOA Share Price, (c) third, the Note shall be offset by the remaining amount of the Price Adjustment Amount.  In the event that the adjustment required by Section 1.5(b) above is made post-Closing, SHAREHOLDER shall return Merger Consideration to HSOA in the order of priority set forth above.

1.6         No Further Rights.  From and after the Merger Date, no CORNERSTONE Shares shall be deemed to be outstanding, and holders thereof shall cease to have any rights with respect thereto, except as provided herein or by law.

1.7       Closing of Transfer Books.  At the Closing Date, the stock transfer books of CORNERSTONE shall be closed and no transfer of CORNERSTONE Shares shall thereafter be made.

1.8         The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of HSOA in Dallas, Texas, commencing at 10:00 a.m. local time on March 18, 2005 (provided that the physical presence of a party shall not be required thereat if all appropriate documents required to be delivered by such party have been received by facsimile, mail, or overnight courier), or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (not to exceed five business days) after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").  In the event that Closing has not occurred by April 15, 2005, due to one or more Closing conditions remaining unsatisfied, either Party can terminate this Agreement without liability to the other Party by giving written notice to the other Party, provided that the terminating Party has used its best efforts to meet its Closing conditions.

4

1.9           Actions at the Closing.  At the Closing, the Parties shall deliver to each other the various certificates, instruments and documents referred to in Article IV, (b) CORNERSTONE and NEWCO shall file with the Secretary of State of the State of Florida, on the most expedited basis available, articles of merger with respect to the Merger, as required by the FBCA, (c) SHAREHOLDER shall deliver to HSOA for cancellation the certificates representing the CORNERSTONE Shares (as defined in Section 1.2(a)), (d) HSOA shall deliver to SHAREHOLDER the Cash Consideration (less the Escrowed Cash), the Note, the Guaranty, and certificates for the HSOA Shares as provided in Section 1.2, and (d) HSOA, SHAREHOLDER and the Escrow Agent shall execute and deliver the Escrow Agreement and HSOA shall deliver to the Escrow Agent the Escrowed Cash being placed in escrow (the "Escrow") on the Closing Date pursuant to Section 1.3.

1.10         Additional Action.  HSOA or NEWCO may, at any time after the Merger Date, take any action, including executing and delivering any document, in the name and on behalf of itself or CORNERSTONE, in order to consummate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
CORNERSTONE AND SHAREHOLDER

Except as set forth in the CORNERSTONE Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, the "CORNERSTONE Disclosure Schedule"), CORNERSTONE and SHAREHOLDER jointly and severally represent and warrant to HSOA and NEWCO, as of the Closing Date and the Execution Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows:

2.1         Organization, Qualification and Corporate Power.  CORNERSTONE is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Florida.  CORNERSTONE is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Article VII) on the business, business prospects, assets, results of operations or financial condition of CORNERSTONE.  CORNERSTONE has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  CORNERSTONE has furnished to HSOA true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof.  On the Execution Date, CORNERSTONE is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

5

2.2        Capitalization.

(a)        On the Merger Date, the authorized capital stock of CORNERSTONE consists of 10,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding, all of which are owned by SHAREHOLDER, and no shares of such stock are held in the treasury of CORNERSTONE.  All of the issued and outstanding CORNERSTONE Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which CORNERSTONE is a party or which are binding upon CORNERSTONE providing for the issuance, disposition or acquisition of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to CORNERSTONE.  There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any CORNERSTONE Shares.  All of the issued and outstanding CORNERSTONE Shares were issued in compliance with applicable federal and state securities laws.

(b)        There are no equity securities of any class of CORNERSTONE or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.  There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CORNERSTONE is a party or by which it is bound obligating CORNERSTONE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CORNERSTONE or obligating it to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

2.3        Good Title to CORNERSTONE Shares.  SHAREHOLDER owns beneficially and of record, and has good and indefeasible title to, the CORNERSTONE Shares, free of all Security Interests (defined in Article VII), pledges, charges, liens, or encumbrances of any kind.  SHAREHOLDER did not acquire any of the CORNERSTONE Shares in violation of any preemptive right of any Person (as defined in Article VII).

2.4         Authorization of CORNERSTONE.  CORNERSTONE has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The performance by CORNERSTONE under this Agreement and the consummation by CORNERSTONE of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CORNERSTONE and SHAREHOLDER.  This Agreement has been duly and validly executed and delivered by CORNERSTONE and, assuming the due authorization, execution and delivery hereof by both HSOA and NEWCO, including by HSOA as the sole shareholder of NEWCO, constitutes a valid and binding obligation of CORNERSTONE, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

6

2.5         Capacity of SHAREHOLDER.  SHAREHOLDER has full legal power and capacity to execute, deliver, and perform this Agreement.  This Agreement has been duly and validly executed and delivered by SHAREHOLDER and constitutes his valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting the rights and remedies of creditors generally and to the application of general equitable principles and judicial discretion.

2.6         Noncontravention.  Except as disclosed on Section 2.6 of the CORNERSTONE Disclosure Schedule, subject to the filing of the Articles of Merger and issuance of the Certificate of Merger as required by applicable law, neither the execution and delivery of this Agreement by CORNERSTONE, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Organization or Bylaws of CORNERSTONE, (b) require on the part of CORNERSTONE any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or Governmental Authority (as defined in Article VII), (c)  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which CORNERSTONE is a party or by which CORNERSTONE is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of CORNERSTONE or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CORNERSTONE or any of its properties or assets.

2.7         No Subsidiaries.  There is no corporation, partnership, or other business enterprise in which CORNERSTONE has any direct or indirect equity interest.

2.8         Financial Statements.  CORNERSTONE has provided to HSOA the unaudited balance sheets and statements of income, changes in shareholder's equity and cash flows of CORNERSTONE as of and for the two years ended December 31, 2004 (the balance sheet included therein and dated as of December 31, 2004, being referred to herein as (the "Most Recent Balance Sheet").  Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of CORNERSTONE as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of CORNERSTONE, and have been adjusted to exclude any operations that are not part of CORNERSTONE's business as of the date hereof.  CORNERSTONE has never retained an independent accounting firm to conduct an audit of its financial statements.

2.9         Internal Accounting Controls.  CORNERSTONE (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded to permit the preparation of its financial statements, (ii) transactions are executed in accordance with management's specific or general authorizations, and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

7

2.10       Undisclosed Liabilities.  Except as disclosed on Section 2.10 of the CORNERSTONE Disclosure Schedule, CORNERSTONE has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet in the Ordinary Course of Business (as defined in Article VII) and not in excess of $250,000 in the aggregate or $25,000 individually and (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and are disclosed on Section 2.10 of the CORNERSTONE Disclosure Schedule.

2.11       Absence of Certain Changes.  Except as provided for or contemplated in this Agreement, or disclosed on Section 2.11 of the CORNERSTONE Disclosure Schedule, since January 1, 2005, with respect to CORNERSTONE, there has not been:

(a)        any transaction not in the Ordinary Course of Business that has had or could have a Material Adverse Effect;

(b)        any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of CORNERSTONE that has had or could have a Material Adverse Effect;

(c)        distributions of any assets of any kind to SHAREHOLDER, or a redemption, or agreement or authorization to redeem any CORNERSTONE Shares;

(d)        any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

(e)        any amendment permitted or made with regard to any material contract, license, or agreement to which CORNERSTONE is a party;

(f)         any acquisition or disposition by CORNERSTONE of any property or asset, whether real or personal, having a fair market value in an amount greater than $50,000, other than inventory purchased or sold in the Ordinary Course of Business;

(g)        any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of CORNERSTONE;

(h)        any (i) increase in, or commitment to increase, the compensation payable or to become payable to any officer or director of CORNERSTONE, (ii) increase of 8% or more in the aggregate compensation payable or to become payable (including any bonus payments or similar arrangements) to all employees and agents of CORNERSTONE;

(i)         any incurrence of any liability, guarantee of any liability, assumption of any liability, or taking any property subject to any liability, other than inventory purchases made in the Ordinary Course of Business or liabilities that do not exceed $25,000 individually;

8

(j)         any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

(k)        any material alteration in the manner of keeping the books, accounts, or records of CORNERSTONE, or in the accounting practices therein reflected;

(l)         any release or discharge of any obligation or liability of any Person to CORNERSTONE of any nature whatsoever;

(m)       except as disclosed on the aged accounts payable schedule previously provided to HSOA, any delay by CORNERSTONE in paying any debt, charge, or amount owed by it in excess of 60 days past the date such amount was due;

(n)        any increase or decrease of at least 15% of (i) any amounts charged for services rendered or products sold by CORNERSTONE; or (ii) any amounts charged for inventory purchased or ordered by CORNERSTONE;

(o)        any facts or circumstances that may reasonably result in the loss of customers, suppliers, or vendors, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with CORNERSTONE;

(p)        any loan to any officer, director, shareholder, or any Affiliate (as defined in Article VII) thereof;

(q)        any other event or condition of any character which has had or could have a Material Adverse Effect; or

(r)        any agreement or authorization to do any of the above.

9

2.12      Tax Matters.

(a)                CORNERSTONE has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement and all such Tax Returns were correct and complete in all material respects.  CORNERSTONE has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns.  The unpaid Taxes of CORNERSTONE for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet.  CORNERSTONE has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included CORNERSTONE during a prior period) other than CORNERSTONE.  All Taxes that either CORNERSTONE is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.  For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.  For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)               CORNERSTONE has delivered to HSOA correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by CORNERSTONE since January 1, 2003.  The federal income Tax Returns of CORNERSTONE have never been audited by the Internal Revenue Service.  No examination or audit of any Tax Returns of CORNERSTONE by any Governmental Authority is currently in progress or, to the Knowledge (as defined in Article VII) of CORNERSTONE and SHAREHOLDER, threatened or contemplated.  CORNERSTONE has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

2.13      Assets.  CORNERSTONE owns or leases all tangible assets necessary and sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of CORNERSTONE  (tangible or intangible) is subject to any Security Interest, except as disclosed on Section 2.13 of the CORNERSTONE Disclosure Schedule.

2.14      Real Property.  CORNERSTONE does not own any real property.

10

2.15      Intellectual Property.

(a)                CORNERSTONE owns or has the right to use all Intellectual Property (as defined below) necessary for, or used in, the operation of its business as presently conducted (the "CORNERSTONE Intellectual Property"). Each item of CORNERSTONE Intellectual Property will continue to be owned or available for use by CORNERSTONE on and after the Execution Date. CORNERSTONE has taken all reasonable measures to protect the proprietary nature of each item of CORNERSTONE Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses, including, without limitation, maintaining all registrations and paying all fees associated therewith. To the Knowledge of CORNERSTONE and SHAREHOLDER, (a) no other Person has any rights to any CORNERSTONE Intellectual Property owned by CORNERSTONE, and (b) no other Person is infringing, violating or misappropriating any CORNERSTONE Intellectual Property. CORNERSTONE has made available to HSOA complete and accurate copies of all written documentation in CORNERSTONE's possession relating to claims or disputes known to any of them concerning any item of CORNERSTONE Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know‑how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.15(a) of the CORNERSTONE Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark or service mark registration or application therefor of CORNERSTONE .

(b)               None of the activities or business presently conducted by CORNERSTONE infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.  CORNERSTONE has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and no such claim has been threatened by any third party.

(c)                Section 2.15(c) of the CORNERSTONE Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which CORNERSTONE has licensed, distributed or otherwise granted any rights to any third party with respect to, any of the CORNERSTONE Intellectual Property.

(d)               Section 2.15(d) of the CORNERSTONE Disclosure Schedule identifies each item of CORNERSTONE Intellectual Property that is owned by a party other than CORNERSTONE, and the license or agreement pursuant to which CORNERSTONE uses it (excluding off‑the‑shelf software programs licensed by CORNERSTONE pursuant to "shrink wrap" licenses).

2.16      Inventory.  All inventory of CORNERSTONE, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity that are useable and saleable within 180 days, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of CORNERSTONE.  Section 2.16 of the CORNERSTONE Disclosure Schedule lists all of CORNERSTONE's work in process (identified by project) and total contract price with respect to each such project; for projects that are expected to exceed 90 days in duration, Section 2.16 of the Cornerstone Disclosure Schedule also lists Cornerstone's percentage of completion, costs incurred to date, and estimated gross profit for each such project.

11

2.17      Real Property Leases.  Section 2.17 of the CORNERSTONE Disclosure Schedule lists and describes briefly all real property leased or subleased to CORNERSTONE and lists the term of any such lease, any extension and expansion options, and the rent payable thereunder.  CORNERSTONE has delivered to HSOA correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.17 of the CORNERSTONE Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.17 of the CORNERSTONE Disclosure Schedule:

(a)                the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)               the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on and immediately following the Merger Date in accordance with the terms thereof as in effect prior to the Merger Date;

(c)                no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d)               there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(e)                CORNERSTONE has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)                 all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(g)                to the Knowledge of CORNERSTONE and SHAREHOLDER, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions that do not impair the intended uses, occupancy or value of the property subject thereto.

2.18      Contracts.  Section 2.18 of the CORNERSTONE Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which CORNERSTONE is a party:

(a)                any written arrangement (or group of related written arrangements-for purposes of this Agreement a "group of related written arrangements" shall mean multiple written arrangements with the same party or with such party and a known Affiliate of such party) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

12

(b)               any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $50,000, or (iii) in which CORNERSTONE (A) has granted manufacturing rights, (B) has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, (C) has agreed to purchase a minimum quantity of goods or services, or (D) has agreed to purchase goods or services exclusively from a certain party;

(c)                any written arrangement establishing a partnership or joint venture;

(d)               any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations, but excluding purchases of raw materials or other inventory items purchased in the Ordinary Course of Business) involving more than $30,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)                any written arrangement concerning confidentiality or noncompetition;

(f)                 any written arrangement involving SHAREHOLDER or any of his Affiliates;

(g)                any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of CORNERSTONE, taken as a whole; and

(h)                any other written arrangement (or group of related written arrangements) currently in existence or which any provisions thereof are currently binding on CORNERSTONE either (x) involving more than $50,000 or (y) not entered into in the Ordinary Course of Business.

            CORNERSTONE has delivered to HSOA a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.18 of the CORNERSTONE Disclosure Schedule. With respect to each written arrangement so listed:  (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect on and immediately following the Merger Date in accordance with the terms thereof as in effect prior to the Merger Date, subject to obtaining the consents required by such arrangement that are listed on Section 2.6 of the CORNERSTONE Disclosure Schedule; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.  CORNERSTONE is not party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to be listed in Section 2.18 of the CORNERSTONE Disclosure Schedule under the terms of this Section 2.18.

2.19      Accounts Receivable.  All accounts receivable of CORNERSTONE reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 120 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  All accounts receivable reflected in the financial or accounting records of CORNERSTONE that have arisen since the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  Section 2.19 of the CORNERSTONE Disclosure Schedule lists an aging schedule of all accounts receivable.

13

2.20       Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of CORNERSTONE.

2.21       Insurance.  Section 2.21 of the CORNERSTONE Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, and the policy number, period of coverage, amount of insurance, and annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which CORNERSTONE has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years.  (i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect on and immediately following the Merger Date in accordance with the terms thereof as in effect prior to the Merger Date, subject to obtaining any consents required pursuant to such policy that are listed on Section 2.6 of the CORNERSTONE Disclosure Schedule; (iii) CORNERSTONE is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) CORNERSTONE has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  CORNERSTONE has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.  CORNERSTONE is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

2.22       No Litigation.  Except as disclosed on Section 2.22 of the CORNERSTONE Disclosure Schedule, there are no investigations, actions, suits, or claims pending or threatened against CORNERSTONE or SHAREHOLDER involving any of their respective properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other Person (a "Proceeding"), which may have a Material Adverse Effect upon CORNERSTONE or the CORNERSTONE Shares.

2.23       No Warranties.  CORNERSTONE has never received a claim, and, to CORNERSTONE's Knowledge, no claim is pending or has been threatened, under any guaranty, warranty, or other indemnity for any product sold or service provided by CORNERSTONE.

2.24       Employees; Labor Matters.  Section 2.24 of the CORNERSTONE Disclosure Schedule contains a list of all employees of CORNERSTONE, along with the position and the annual rate of compensation of each such person and the amount and date of each such employee's last raise.  To the Knowledge of CORNERSTONE and SHAREHOLDER, no key employee or group of employees of CORNERSTONE has any plans to terminate employment with CORNERSTONE.  There are no disputes, employee grievances or disciplinary actions pending, or to the Knowledge of CORNERSTONE and SHAREHOLDER, threatened, involving CORNERSTONE and any of its present or former employees.  CORNERSTONE has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a Material Adverse Effect upon CORNERSTONE, taken as a whole.  CORNERSTONE is not engaged in any unfair labor practice and it does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law.  CORNERSTONE is not a party to or bound by any collective bargaining agreement, and it has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Neither CORNERSTONE nor SHAREHOLDER have any Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of CORNERSTONE.

14

2.25       Employee Benefits.

(a)                  Neither CORNERSTONE nor any ERISA Affiliate (as defined below) has maintained, or contributed to, any Employee Benefit Plan (as defined below).  For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.  For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes CORNERSTONE.

(b)               Section 2.25(b) of the CORNERSTONE Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of CORNERSTONE  (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CORNERSTONE of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from CORNERSTONE  that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding CORNERSTONE , including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

15

2.26      Environmental Matters.

(a)                CORNERSTONE has complied with all applicable Environmental Laws (as defined in Article VII), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of CORNERSTONE, taken as a whole.  There is no pending or, to the Knowledge of CORNERSTONE or SHAREHOLDER, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving CORNERSTONE, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of CORNERSTONE, taken as a whole.

(b)               There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by CORNERSTONE. With respect to any such releases of Materials of Environmental Concern, CORNERSTONE has given all required notices to Governmental Authorities (copies of which have been provided to HSOA).  CORNERSTONE is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than CORNERSTONE that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by CORNERSTONE.  For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

(c)                Set forth in Section 2.26(c) of the CORNERSTONE Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by CORNERSTONE  (whether conducted by or on behalf of CORNERSTONE or a third party, and whether done at the initiative of CORNERSTONE or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years and which CORNERSTONE  has possession of or access to.  Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to HSOA.

(d)               Set forth in Section 2.26(d) of the CORNERSTONE Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by CORNERSTONE since November 19, 1980.  CORNERSTONE is not aware of any material environmental liability of any such transporter or facility.

2.27     Legal Compliance.  CORNERSTONE and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to CORNERSTONE or its business.

16

2.28      Permits.  Section 2.28 of the CORNERSTONE Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Authority (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by CORNERSTONE.  Such listed Permits are the only Permits that are required for CORNERSTONE to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on CORNERSTONE, taken as a whole.  Each such Permit is in full force and effect and, to the Knowledge of CORNERSTONE and SHAREHOLDER, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect on and following the Merger Date.

2.29     Certain Business Relationships With Affiliates.  Except for those transactions described in Section 2.29 of the CORNERSTONE Disclosure Schedule, no Affiliate of CORNERSTONE (a) owns any property or right, tangible or intangible, which is used in the business of CORNERSTONE, (b) has any claim or cause of action against CORNERSTONE, or (c) owes any money to, or is owed money by, CORNERSTONE.

2.30      Brokers' Fees.  CORNERSTONE has no any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.31      Books and Records.  The minute books and other similar records of CORNERSTONE contain true and complete records of all actions taken at any meetings of CORNERSTONE's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  CORNERSTONE has furnished to HSOA true and complete copies of CORNERSTONE's minute books and its stock transfer books.

2.32      Customers and Suppliers.  No unfilled customer order or commitment obligating CORNERSTONE to deliver products or perform services of at least $100,000 in the aggregate will result in a loss to CORNERSTONE of at least $25,000 upon completion of performance.  The the Knowledge of SHAREHOLDER and Cornerstone, no unfilled customer order or commitment obligating CORNERSTONE to deliver products or perform services that do not exceed $25,000 in the aggregate will result in a loss to CORNERSTONE upon completion of performance.  No purchase order or commitment of CORNERSTONE is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.  No Material supplier of CORNERSTONE has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to CORNERSTONE and no Material customer of CORNERSTONE has indicated within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from it. Section 2.32 of the CORNERSTONE Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of CORNERSTONE during the last full fiscal year or the interim period through the Most Recent Balance Sheet and the approximate amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to CORNERSTONE.

17

2.33      CORNERSTONE Action.  The Board of Directors has, by unanimous written consent in lieu of a meeting, (i) determined that the Merger is fair and in the best interests of CORNERSTONE and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the FBCA, and (iii) directed that this Agreement and the Merger be submitted to SHAREHOLDER for his adoption and approval and resolved to recommend that SHAREHOLDER vote in favor of the adoption of this Agreement and the approval of the Merger, which SHAREHOLDER has approved by unanimous consent.

2.34      Government Contracts.  CORNERSTONE has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. CORNERSTONE has never been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for CORNERSTONE's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

2.35      Absence of Questionable Payments.  Neither CORNERSTONE nor any director, officer, agent, employee or other Person acting on behalf of CORNERSTONE has (a) used any of CORNERSTONE's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others; (b) accepted or received any improper or unlawful contributions, payments, gifts or expenditures; (c) directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder CORNERSTONE, which gift or benefit (i) might subject CORNERSTONE to any damages or penalties in any civil or criminal proceeding, (ii) might have had a Material Adverse Effect, or (iii) might have a Material Adverse Effect if not continued.

2.36      Bank Accounts.  Section 2.36 of the CORNERSTONE Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which CORNERSTONE maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.37      Health of SHAREHOLDER.  To his Knowledge, SHAREHOLDER is free from any terminal or disabling disease, affliction, or condition, or any disease, affliction, or condition that with the passage of time will become a terminal or disabling disease, affliction, or condition.  SHAREHOLDER has no materially adverse medical history, nor, does he have in his past, any symptoms that would reasonably indicate, to his Knowledge, that he may have a terminal or disabling disease, affliction, or condition.

18

2.38      Purchase Entirely for Own Account.  As more fully represented by SHAREHOLDER in his Investment Representation Statement (so called herein) executed as of the Closing Date, in the form attached hereto as Exhibit E, SHAREHOLDER represents to HSOA that the HSOA Shares to be issued to such Shareholder hereunder are being acquired for investment for Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that SHAREHOLDER has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, SHAREHOLDER further represents that SHAREHOLDER does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the HSOA Shares.

2.39      Full Disclosure.  No representation or warranty by CORNERSTONE or SHAREHOLDER contained in this Agreement, and no statement contained in the CORNERSTONE Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of CORNERSTONE or SHAREHOLDER pursuant to this Agreement, and no other statement made by CORNERSTONE, SHAREHOLDER or any of their representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  CORNERSTONE has disclosed to HSOA all material information relating to the business of CORNERSTONE or the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HSOA AND NEWCO

Except as set forth in the HSOA Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, the "HSOA Disclosure Schedule"), HSOA and NEWCO jointly and severally represent and warrant to CORNERSTONE and SHAREHOLDER, as of the Closing Date and the Execution Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows:

3.1         Organization.  Both HSOA and NEWCO are corporations duly organized, validly existing and in good standing--HSOA under the laws of the State of Delaware, and NEWCO under the laws of the State of Florida, respectively. Each such corporation is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on HSOA or its subsidiaries, taken as a whole.  Both HSOA and NEWCO have all requisite corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them.  HSOA has furnished to CORNERSTONE true and complete copies of HSOA's Certificate of Incorporation and Bylaws, and NEWCO's Articles of Incorporation and Bylaws, all as amended and as in effect on the date hereof.  Neither HSOA nor NEWCO is in default under or in violation of any provision of its Certificate/Articles of Incorporation or Bylaws.

19

3.2          Capitalization.  As of the Execution Date, the authorized capital stock of HSOA consists of 50,000,000 shares of HSOA Common Stock, $.001 par value per share, of which 16,870,527 shares are issued and outstanding on the date hereof (excluding the HSOA Shares), and 1,000,000 shares of preferred stock, $.001 par value per share, of which 68 shares are issued and outstanding on the date hereof as HSOA's Series A Convertible Preferred Stock (which shares could be converted into 1,700,000 shares of HSOA Common Stock), and of which 40 shares are issued and outstanding on the date hereof as HSOA's Series B Convertible Preferred Stock (which shares could be converted into 1,000,000 shares of HSOA Common Stock).  All of the issued and outstanding shares of HSOA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the HSOA Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.  All of the outstanding shares of capital stock of NEWCO are owned by HSOA.  As of the date hereof, HSOA has outstanding under its stock option plans option grants to purchase approximately 3,710,830 shares of HSOA Common Stock.  HSOA also has outstanding warrants to purchase approximately 7,627,263 shares of HSOA Common Stock, and convertible notes outstanding that could be converted into 2,223,908 shares of HSOA Common Stock.

3.3         Authorization of Transaction.  Prior to Closing, both HSOA and NEWCO will have requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby by HSOA and NEWCO are, as of the Execution Date, subject to the formation of NEWCO and approval of HSOA's Board of Directors, but, on or prior to Closing, will have been duly and validly authorized by all necessary corporate action on the part of HSOA and NEWCO.  This Agreement has been duly and validly executed and delivered by HSOA and NEWCO and constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

3.4          Noncontravention.  Subject to the filing of the Articles of Merger and issuance of the Certificate of Merger as required by applicable law, neither the execution and delivery of this Agreement nor the consummation by HSOA or NEWCO of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or Bylaws of HSOA or NEWCO, (b) require on the part of HSOA or NEWCO any filing with, or permit, authorization, consent or approval of, any Governmental Authority, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or NEWCO or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which HSOA or NEWCO is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or NEWCO or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HSOA or NEWCO or any of their properties or assets.

20

3.5         Reports and Financial Statements.  CORNERSTONE and SHAREHOLDER have had access to, via the EDGAR system of the U.S. Securities and Exchange Commission (the "SEC"), each report, schedule and proxy statement filed by HSOA with the SEC dating back to January 1, 1997 (collectively, the "HSOA Reports").  As of their respective dates, the HSOA Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of HSOA, no Material adverse development has occurred with respect to HSOA's business since its most recently filed Form 10-KSB or Form 10-QSB, except as disclosed in any HSOA Report (including, without limitation, any Form 8-K) filed or amended after the date of such Form 10-KSB or Form 10-QSB and except for any changes in the economy in general (or in the overall industry in which HSOA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

ARTICLE IV

CONDITIONS TO CONSUMMATION OF MERGER

4.1       Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)              no action, suit or proceeding shall be pending or threatened by or before any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of HSOA to own, operate or control any of the assets and operations of CORNERSTONE following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(b)               the execution by HSOA, SHAREHOLDER and the Escrow Agent of the Escrow Agreement;

(c)                SHAREHOLDER shall have entered into an Executive Employment Agreement with CORNERSTONE in the form set forth in Exhibit F attached hereto;

21

(d)              the Parties shall have duly executed and delivered this Agreement and the Registration Rights Agreement;

(e)              the Parties shall have delivered executed Articles of Merger, pursuant to the FBCA, in a form to be mutually agreed upon by the Parties; and

(f)                HSOA's Board of Directors shall have approved this Agreement, the Executive Employment Agreement, and all other agreements necessary to consummate the transactions contemplated herein.

4.2        Conditions to Obligations of HSOA and NEWCO. The obligation of both HSOA and NEWCO to consummate the Merger is subject to the satisfaction or waiver by HSOA or NEWCO of the following additional conditions:

(a)               CORNERSTONE shall have obtained any waiver, permit, consent, approval, or other authorization, and effected any registration, filing or notice, referred to in Section 2.6;

(b)               CORNERSTONE shall have performed or complied with the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Merger Date;

(c)                HSOA shall have received from SHAREHOLDER the Investment Representation Statement, and the issuance of the HSOA Shares as contemplated hereby shall, in the opinion of counsel to HSOA, be exempt from the registration requirements of the Securities Act;

(d)               HSOA shall have received an Officer's Certificate from CORNERSTONE in the form attached hereto as Exhibit G;

(e)                HSOA shall have received financing that resulted in cash proceeds of at least $6.5 million ($4,000,000 for the Cash Consideration and $2,500,000 for working capital) on terms and conditions satisfactory to HSOA in its sole discretion;

(f)                 CORNERSTONE's working capital (current assets less current liabilities) as of the Closing Date shall not be less than $2,075,177;

(g)                CORNERSTONE and SHAREHOLDER shall have delivered to Purchaser each of the Schedules and Supplemental Schedules to be delivered by CORNERSTONE or SHAREHOLDER pursuant hereto, and each such Schedule and Supplemental Schedule shall be satisfactory to HSOA, as determined in its sole but reasonable discretion; and

(h)                all actions to be taken by CORNERSTONE and SHAREHOLDER in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to HSOA and NEWCO.

22

4.3       Conditions to Obligations of CORNERSTONE and SHAREHOLDER.  The obligation of both CORNERSTONE and SHAREHOLDER to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)                both HSOA and NEWCO shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Merger Date;

(b)                CORNERSTONE shall have received Officer's Certificates from HSOA and NEWCO in the form attached hereto as Exhibit H;

(c)                HSOA shall have provided SHAREHOLDER with evidence satisfactory to SHAREHOLDER in his reasonable discretion that SHAREHOLDER is released from personal liability for the obligations set forth in Schedule 4.3(c) attached hereto.

(d)               HSOA shall have provided SHAREHOLDER with evidence satisfactory to SHAREHOLDER in his reasonable discretion that additional working capital of at least $2,500,000 would be provided by HSOA to NEWCO at Closing; and

(e)                all actions to be taken by HSOA and NEWCO in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to CORNERSTONE and SHAREHOLDER.

ARTICLE V

INDEMNIFICATION

5.1         Indemnification.

(a)                SHAREHOLDER shall indemnify NEWCO, HSOA, and their successors and assigns, and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by CORNERSTONE or SHAREHOLDER in this Agreement, (ii) the nonperformance (whether partial or total) of any covenants or agreements made by CORNERSTONE or SHAREHOLDER in this Agreement, (iii) the failure of SHAREHOLDER to have good, valid and marketable title to the issued and outstanding CORNERSTONE Shares, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or (iv) any claim by a shareholder or former shareholder of CORNERSTONE, or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of stock of CORNERSTONE; (B) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the FBCA), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Articles of Incorporation or Bylaws of CORNERSTONE; or (D) any claim that his, her or its shares were wrongfully repurchased by CORNERSTONE.

23

(b)               HSOA and NEWCO hereby agree, jointly and severally, to indemnify and to hold harmless SHAREHOLDER and his assigns, heirs, and legatees against and in respect of any and all Damages incurred or suffered by them by reason of (i) a breach of any of the representations or warranties made by HSOA or NEWCO in this Agreement, (ii) the nonperformance (whether partial or total) of any covenants or agreements made by HSOA or NEWCO in this Agreement, or (iii) the failure of the HSOA Shares to be duly authorized, validly issued, fully paid and nonassessable.

5.2        Method of Asserting Claims.

(a)                If any person entitled to indemnification pursuant to Section 5.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

(b)               The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (i) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (ii) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (iii) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding; and (iv) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, HSOA and SHAREHOLDER shall permit each other reasonable access to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

24

(c)                To secure his obligations pursuant to the provisions of this Section, SHAREHOLDER agrees to escrow the Escrowed Cash, pursuant to the terms and conditions of the Escrow Agreement.  Indemnity obligations hereunder shall be satisfied, in the case of indemnification of any person entitled to indemnification under Section 5.1(a), as set forth in the Escrow Agreement.

5.3       Survival.  The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 15 months after the Merger Date and shall not be affected by any examination made for or on behalf of any Party or the Knowledge of any of their respective officers, directors, SHAREHOLDER, employees or agents.  Notwithstanding the foregoing, the representations and warranties contained in Section 2.26 relating to environmental matters (which speaks to environmental matters as of the Closing Date) shall survive the Closing and the consummation of the transactions contemplated thereby indefinitely; and the representations and warranties contained in Section 2.12 relating to tax matters shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to such tax representations.  If a notice is given in accordance with the Escrow Agreement before expiration of such periods, then such time period shall be tolled during the pendency of such claim.

5.4        Order of Recovery.  The Escrowed Cash shall be the first source of recovery for SHAREHOLDER's indemnification obligations under this Article V.

5.5        Limitation of Liability.  Notwithstanding any provision herein to the contrary, in no event shall the aggregate liability of either SHAREHOLDER or HSOA for indemnification obligations under this Article V exceed $10,700,000.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1         Restriction on Sale of HSOA Common Stock.

(a)                SHAREHOLDER agrees that, for the periods of time after the Merger Date of the Merger indicated below, he will not (i) sell, offer to sell, pledge, transfer or otherwise dispose of any shares of HSOA Common Stock received by him in the Merger, or (ii) engage in any transaction, whether or not with respect to any shares of HSOA Common Stock or any interest herein, the intent or effect of which is to reduce the risk of owning the shares of HSOA Common Stock acquired hereunder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions), in excess of the amounts set forth below (which shall be measured on a cumulative basis):

25

Period of Time	Maximum Shares That
After Merger Date	Can Be Sold, Pledged, Etc.

First 12 months	None

13-24 months	20% of HSOA Shares

25-36 months	20% of HSOA Shares

After 36 months	No restrictions

Provided, however, that in the event that (y) SHAREHOLDER is terminated without Cause, as defined in his employment agreement executed at Closing or a successor agreement with NEWCO/CORNERSTONE (the "Employment Agreement"), or (z) SHAREHOLDER dies, the percentages set forth above that apply after the first 12 months following the Merger Date (during the first 12 months following the Merger Date no HSOA Common Stock may be sold by SHAREHOLDER or SHAREHOLDER's estate under any circumstances) shall no longer apply, however, SHAREHOLDER or SHAREHOLDER's estate, as applicable, shall not sell, and each will take sufficient steps to prevent any purchaser of HSOA Common Stock from him or it in a private transaction to not sell, a number of shares of HSOA Common Stock during any one trading day that exceeds ten percent (10.0%) of the average daily trading volume of HSOA Common Stock calculated over the 30 trading days immediately preceding the date of sale.  SHAREHOLDER or SHAREHOLDER's estate agrees to cooperate fully with HSOA in providing documentation to HSOA that verifies compliance with these selling restrictions, including but not limited to brokerage records and volume calculations. .

(b)               All shares of HSOA Common Stock subject to the provisions of paragraph (a) above shall, until the expiration of the stated time period, bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN THAT CERTAIN REORGANIZATION AGREEMENT AND PLAN OF MERGER, DATED FEBRUARY 28, 2005, BY AND AMONG HOME SOLUTIONS OF AMERICA, INC. (THE "COMPANY"), CORNERSTONE BUILDING AND REMODELING, INC., AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICES OF THE COMPANY OR FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.

6.2         Non-Competition.  In order to ensure that HSOA will realize the benefits of the transactions contemplated hereby, SHAREHOLDER hereby covenants and agrees that he will not, during the Restricted Period (defined below):

26

(a)        directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to, any business engaged or about to become engaged in the Business of HSOA, or any of its Affiliates, in the Market Area (defined below).  For purposes of this Agreement, the Business of HSOA and its Affiliates includes, but is not limited to, (i) all those products and services that are presently or hereafter marketed by HSOA, or any of its Affiliates (including Cornerstone), or that are in the development stage on the last day of the Restricted Period; (ii) the business of providing cabinet and countertop building and cabinet and countertop remodeling services.

(b)        directly or through an Affiliate, solicit any Person that is a Current Customer (as defined in Article VII) of HSOA or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by HSOA or its Affiliates.

(c)        employ, either directly or through an Affiliate, any employee of HSOA or its Affiliates or any individual who was an employee of HSOA or its Affiliates during the 18 months immediately preceding the Restricted Period, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of HSOA or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with HSOA or its Affiliates.

(d)        solicit, either directly or through an Affiliate, a vendor or supplier of HSOA or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to HSOA or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to HSOA or its Affiliates.

(e)        interfere with HSOA's relationship with any Person who at the relevant time is an employee, contractor, supplier, or customer of HSOA or its Affiliates.

(f)         Restricted Period.  For purposes of this Section 6.2, the term "Restricted Period" means the three-year period commencing on the date that SHAREHOLDER's employment with HSOA is terminated; provided, however, if SHAREHOLDER's employment is terminated without Cause, as defined in the Employment Agreement, the Restricted Period shall mean the six-month period commencing on the date that SHAREHOLDER's employment with HSOA is terminated.

(g)        Market Area.  For purposes of this Section 6.2, the term "Market Area" means the United States of America.

(h)       Reformation.  If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against SHAREHOLDER.

27

6.3       Board Seat.  HSOA shall use commercially reasonable efforts to have Anthony Leeber, Jr. appointed to HSOA's Board of Directors at HSOA's next stockholders' meeting.

6.4       Working Capital.  HSOA shall use its best efforts to raise $2,500,000 of additional working capital for CORNERSTONE within 12 months of Closing.

6.5       Cooperation; Access to Records.  Both before and after Closing SHAREHOLDER and CORNERSTONE shall cooperate fully with HSOA and its representatives in providing full access to CORNERSTONE's books and records, and SHAREHOLDER acknowledges that, in order to comply with federal securities laws, HSOA must have CORNERSTONE's financial statements audited within 60 days following the Closing Date, and SHAREHOLDER and CORNERSTONE shall cooperate fully with HSOA's auditors in connection with such audit.

6.6       Building Lease.  SHAREHOLDER shall obtain HSOA's written consent prior to binding CORNERSTONE or NEWCO to a new lease of the building that it currently occupies.

6.7       Schedules.  Within ten business days following the execution of this Agreement, SHAREHOLDER and CORNERSTONE shall deliver to HSOA the Schedules set forth herein, each of which shall speak as of the Execution Date (unless the underlying provision expressly sets forth a different date).  Prior to Closing, CORNERSTONE and SHAREHOLDER shall deliver to HSOA such Supplemental Schedules as set forth in Article II and a list of material additions to and changes from the Schedules originally delivered by CORNERSTONE and SHAREHOLDER pursuant to this Agreement, if any.

6.8       Acquisition Proposals.  From the Execution Date until the earlier to occur of (a) Closing or (b) the termination of this Agreement, none of SHAREHOLDER, CORNERSTONE, or any Affiliate, director, officer, employee, or representative of any of them shall, directly or indirectly, (i) solicit or initiate the submission from, or provide any information to, or participate in any discussions with, any other person or entity concerning the sale of CORNERSTONE or the assets of CORNERSTONE (an "Acquisition Proposal"), (ii) permit access by any person or entity to CORNERSTONE's premises or provide any information to any other person or entity for purposes of reviewing CORNERSTONE or CORNERSTONE's assets or business in connection with any Acquisition Proposal, or (iii) enter into any oral or written agreement with any other person or entity in connection with any Acquisition Proposal or engage anyone to enter into such an agreement.  SHAREHOLDER and CORNERSTONE shall promptly provide written notice to HSOA of any inquiries or expressions of interest with respect to any Acquisition Proposal received from any other person or entity during such period.  CORNERSTONE and SHAREHOLDER shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

28

ARTICLE VII

DEFINITIONS

            The following terms as used in this Agreement shall have the meanings set forth below:

            "Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.  All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

            "Current Customer" shall mean any Person who is currently utilizing any product or service sold or provided by HSOA or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom HSOA or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

            "Environmental Laws" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances (defined below).

            "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

29

            "Knowledge" - An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual.  A corporation shall be deemed to have "knowledge" of a particular fact or other matter if any individual serving as a director or officer (or in any similar capacity) of the corporation has Knowledge (as set forth above) of such fact or other matter.

            "Material" when capitalized and used in reference to the business, products or financial situation of the party to which the reference relates shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with an effect on the financial condition of that party in excess of $50,000.  When the word "material" is not capitalized it shall mean material with respect to the matter referenced.  For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of the party).

            "Material Adverse Effect" means any development, change, or effect that is adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or business prospects of the party to which the reference relates that is Material.

            "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

            "Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Massachusetts establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of  CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

            "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice and in amount (including with respect to frequency and amount) ("Ordinary Course of Business") that would not have a Material Adverse Effect, taken as a whole.

30

ARTICLE VIII

MISCELLANEOUS

8.1       Press Releases and Announcements.  No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including any nondisclosure agreement or letter of intent entered into prior to the date hereof.

8.4         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that NEWCO may assign its rights, interests and obligations hereunder to an Affiliate of HSOA.

8.5          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; one business day after it is sent via a reputable nationwide overnight courier service; or upon receipt if delivered personally, in each case to the intended recipient as set forth below:

If to CORNERSTONE or SHAREHOLDER:	Copy to:
Anthony Leeber, Jr. c/o Cornerstone Building and Remodeling, Inc. 5642 Enterprise Parkway Ft. Myers, FL 33905	Henry C. Malon, Esq. 44 Wall Street 11th Floor New York, NY 10005

31

If to HSOA or NEWCO:	Copy to:
Home Solutions of America, Inc. Attn: Rick J. O'Brien, CFO 5565 Red Bird Center Drive, Ste 150 Dallas, Texas 75237	The Caver Law Firm Attn: J. Paul Caver, Esq. 2724 Routh Street Dallas, Texas 75201

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

8.8          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.10        Expenses.  Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and CORNERSTONE shall have no liability for legal fees pertaining to this Agreement on the Merger Date.

32

8.11        Specific Performance.  Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.12), in addition to any other remedy to which it may be entitled, at law or in equity.

8.12        Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.6.  Nothing in this Section 8.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.13        Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.14        Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures delivered shall be deemed to constitute originals.

[Remainder of page intentionally left blank.]

33

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOME SOLUTIONS OF AMERICA, INC.

By:________________________________
      Rick J. O'Brien
      Chief Financial Officer

CORNERSTONE ACQUISITION CORP. (to be formed by Closing)

By:________________________________
      Rick J. O'Brien
      President and Chief Financial Officer

CORNERSTONE BUILDING AND REMODELING, INC.

By:________________________________
      Anthony Leeber, Jr.
      President and Chief Executive Officer

SHAREHOLDER:

___________________________________
Anthony Leeber, Jr.

Signature Page to Reorganization Agreement and Plan of Merger

EXHIBIT A

FORM OF PROMISSORY NOTE OF NEWCO

EXHIBIT B

FORM OF HSOA GUARANTY

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF ESCROW AGREEMENT

EXHIBIT E

FORM OF INVESTMENT REPRESENTATION STATEMENT

EXHIBIT F

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

EXHIBIT G

FORM OF OFFICER'S CERTIFICATE OF CORNERSTONE

EXHIBIT H

FORM OF OFFICER'S CERTIFICATE OF HSOA AND NEWCO

CORNERSTONE DISCLOSURE SCHEDULES

[TO FOLLOW]

HSOA DISCLOSURE SCHEDULES

[TO FOLLOW, IF ANY]

i

2.19 Accounts Receivable..............................................................................................................	14
2.20 Powers of Attorney................................................................................................................	14
2.21 Insurance...............................................................................................................................	14
2.22 No Litigation..........................................................................................................................	14
2.23 No Warranties.......................................................................................................................	14
2.24 Employees; Labor Matters.....................................................................................................	15
2.25 Employee Benefits..................................................................................................................	15
2.26 Environmental Matters............................................................................................................	16
2.27 Legal Compliance...................................................................................................................	17
2.28 Permits...................................................................................................................................	17
2.29 Certain Business Relationships With Affiliates..........................................................................	17
2.30 Brokers' Fees........................................................................................................................	17
2.31 Books and Records................................................................................................................	17
2.32 Customers and Suppliers........................................................................................................	18
2.33 Stratacom Action...................................................................................................................	18
2.34 Government Contracts............................................................................................................	18
2.35 Absence of Questionable Payments........................................................................................	18
2.36 Bank Accounts.......................................................................................................................	18
2.37 Health of Dickson...................................................................................................................	18
2.38 Purchase Entirely for Own Account........................................................................................	19
2.39 Full Disclosure........................................................................................................................	19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HSOA AND NEWCO.......	19
3.1 Organization.............................................................................................................................	20
3.2 Capitalization ...........................................................................................................................	20
3.3 Authorization of Transaction.....................................................................................................	20
3.4 Noncontravention.....................................................................................................................	21
3.5 Reports and Financial Statements..............................................................................................	21
ARTICLE IV CONDITIONS TO CONSUMMATION OF MERGER..................................	21
4.1 Conditions to Each Party's Obligations.....................................................................................	21
4.2 Conditions to Obligations of USIS and Newco.........................................................................	22
4.3 Conditions to Obligations of Stratacom and Dickson.................................................................	23
ARTICLE V INDEMNIFICATION...........................................................................................	23
5.1 Indemnification.........................................................................................................................	23

ii

5.2 Method of Asserting Claims......................................................................................................	24
5.3 Survival....................................................................................................................................	25
ARTICLE VI COVENANTS AND AGREEMENTS................................................................	25
6.1 Restriction on Sale of USIS Common Stock.............................................................................	25
6.2 Non-Competition.....................................................................................................................	26
6.3 Reformation.............................................................................................................................	27
ARTICLE VII DEFINITIONS....................................................................................................	29
ARTICLE VIII MISCELLANEOUS..........................................................................................	31
8.1 Press Releases and Announcements..........................................................................................	31
8.2 No Third Party Beneficiaries.....................................................................................................	31
8.3 Entire Agreement......................................................................................................................	31
8.4 Succession and Assignment......................................................................................................	31
8.6 Headings..................................................................................................................................	31
8.7 Notices....................................................................................................................................	31
8.8 Governing Law.........................................................................................................................	32
8.9 Amendments and Waivers........................................................................................................	32
8.10 Severability............................................................................................................................	32
8.11 Expenses................................................................................................................................	32
8.12 Specific Performance..............................................................................................................	33
8.13 Submission to Jurisdiction.......................................................................................................	33
8.14 Construction...........................................................................................................................	33
8.15 Incorporation of Exhibits and Schedules.................................................................................	33
8.5 Counterparts...........................................................................................................................	33

iii

EXHIBITS:
  A -     Form of Promissory Note of NEWCO
  B -     Form of HSOA Guaranty
  C -     Form of Registration Rights Agreement
  D -     Form of Escrow Agreement
  E -     Form of Investment Representation Statement
  F -     Form of Executive Employment Agreement
  G -     Form of Officer's Certificate of Cornerstone
  H -     Form of Officer's Certificate of HSOA

DISCLOSURE SCHEDULES

iv